KOHL'S CORPORATION REPORTS MAY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - June 3, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended May 29, 2010 increased 6.6 percent from the four-week month ended May 30, 2009. On a comparable store basis, sales increased 3.5 percent.

For the year-to-date period, total sales increased 9.8 percent and comparable store sales increased 6.4 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our May results were better than planned as business improved during the last week of the month, offsetting some of the sales loss expected with the Memorial Day shift to fiscal June. E-commerce sales again increased more than 50 percent for the month."

From a regional perspective, the Northeast and Southeast regions led the company for the month. From a line of business perspective, Footwear achieved the strongest comparable store sales performance during the month.

	Fiscal Period Ended		% Change
	May 29,	May 30,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
May	$1,338	$1,255	6.6%	3.5%
Year-to-date	5,373	4,894	9.8	6.4

The Company operates 1,067 stores in 49 states, compared to 1,022 in 49 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, June 3, until 8:30 PM EDT on Friday, June 4, 2010. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Jefferies 2010 Consumer Conference

Kevin Mansell will be presenting on Tuesday, June 22, 2010 at 8:30 AM EDT at the Jefferies 2010 Consumer Conference being held in Nantucket, MA. To listen to the live web cast of Kohl's formal presentation and Q&A session, go to http://www.wsw.com/webcast/jeff45/kss/ on June 22 at 8:30 AM EDT. The replay of this web cast will be available until July 21, 2010.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,067 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464